Ex(A)(1)(E)
Offer to Purchase for Cash
All Outstanding Ordinary Shares
of
TARO PHARMACEUTICAL INDUSTRIES LTD.
at
$7.75 NET PER SHARE
by
ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.
a subsidiary of
SUN PHARMACEUTICAL INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 28, 2008, UNLESS THE OFFER IS EXTENDED.

June 30, 2008

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated June 30, 2008 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Alkaloida Chemical Company Exclusive Group Ltd. (“Purchaser”), a Hungarian company and a subsidiary of Sun Pharmaceutical Industries Ltd. (“Sun”), an Indian company, to purchase all the Ordinary Shares, nominal (par) value NIS 0.0001 per share (“Ordinary Shares”) of Taro Pharmaceutical Industries Ltd. (the “Company”), an Israeli corporation, that are issued and outstanding for $7.75 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

We are (or our nominee is) the holder of record of Ordinary Shares held for your account. A tender of such Ordinary Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Ordinary Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Ordinary Shares held by us for your account, upon the terms of, and subject to the conditions set forth in, the Offer to Purchase.

If you determine to tender your Ordinary Shares in the Offer, we also request instructions as to whether you are eligible for an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”). In this respect, as more fully described in the Offer to Purchase, pursuant to Israeli tax law, Purchaser will withhold tax at the rate of 20% in the case of individuals, or 25% in the case of corporations from the cash payment (if any) made to you with respect to Ordinary Shares tendered by you and accepted for payment by Purchaser pursuant to the Offer, unless you are either eligible for (1) an exemption from Israeli withholding tax by completing the enclosed Declaration Form or (2) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate. We are (or our nominee is) the holder of record of Ordinary Shares held by us for your account and therefore, you may submit the Declaration Form only to us. You are urged to consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any Israeli withholding tax reduction or exemption, and the refund procedure). See Section 5 of the Offer to Purchase, which also sets forth important information with respect to U.S. backup withholding taxes.

Your attention is invited to the following:

1. The offer price is $7.75 per Ordinary Share, net to you in cash, less any applicable withholding taxes and without interest.

2. The Offer is being made for all Ordinary Shares.

3. Shareholders may tender their Ordinary Shares until 12:00 midnight, New York City time, on Monday, July 28, 2008, unless the Offer is extended. The period from the commencement of the Offer until the Expiration Date (as defined in the Offer to Purchase), may be extended by Purchaser, is referred to as the “Offer Period”.

4. Conditions to the Offer include, among other things:

(I) TARO DEVELOPMENT CORPORATION (“TDC”), BARRIE LEVITT, M.D., DANIEL MOROS, M.D., JACOB LEVITT, M.D., AND TAL LEVITT HAVING, PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD, EITHER (A) FULLY PERFORMED THEIR OBLIGATIONS UNDER AN EXISTING OPTION AGREEMENT, DATED MAY 18, 2007, AMONG PURCHASER, DR. BARRIE LEVITT, DR. DANIEL MOROS, DR. JACOB LEVITT, MS. TAL LEVITT AND TDC, OR (B) TAKEN ALL ACTIONS NECESSARY TO PERFORM SUCH OBLIGATIONS CONTEMPORANEOUSLY WITH THE EXPIRATION OF THE OFFER;

(II) THERE NOT BEING ANY ORDER OF A COURT OF COMPETENT JURISDICTION PROHIBITING PURCHASER FROM CLOSING THE OFFER OR REQUIRING PURCHASER TO CONDUCT A “SPECIAL TENDER OFFER” UNDER THE ISRAELI COMPANIES LAW;

(III) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD; AND

(IV) RECEIPT OF APPROVAL FROM THE ISRAEL LAND ADMINISTRATION OF PURCHASER’S ACQUISITION OF CONTROL OF THE COMPANY PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD.

THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE SECTION 14 OF THE OFFER TO PURCHASE, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY.

Purchaser reserves the right to amend the Offer at any time to comply with the “special tender offer” rules under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), or to take such other actions as necessary to ensure that the “special tender offer” rules are inapplicable. See Section 15 of the Offer to Purchase.

5. Purchaser will publicly announce in accordance with applicable law by 9:00 a.m. New York City time, on the business day following the Expiration Date, stating whether the conditions to the Offer have been satisfied or, subject to applicable law, waived by Purchaser. Promptly following the Expiration Date, Purchaser will announce the results of the Offer and the proration factor, if any. If Purchaser is unable to promptly determine the final proration results, the Purchaser will announce the preliminary results. Ordinary Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

6. Tendering shareholders will generally not be obligated to pay brokerage fees, service fees or commissions or, except as otherwise provided in Instruction 6 to the Letter of Transmittal, share transfer taxes, with respect to the purchase of Ordinary Shares by the Purchaser in the Offer.

If you wish to have us tender any or all of your Ordinary Shares held by us for your account, please (1) so instruct us by completing, executing and returning to us the instruction form contained in this letter and (2) if applicable to you, complete, execute and return to us the Declaration Form enclosed with this letter.

An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Ordinary Shares in the Offer, all of your Ordinary Shares will be tendered unless otherwise specified in your instructions. Your tender instructions (and Declaration Form, if applicable) should be forwarded to us in ample time to permit us to submit a tender on your behalf. If you completed the Declaration Form, you may be eligible for an exemption from Israeli withholding tax prior to the Expiration Date.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Ordinary Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Ordinary Shares pursuant to the Offer, Purchaser will make a good faith effort to comply with that state statute. If, after its good faith effort, Purchaser cannot comply with that state statute, subject to applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Ordinary Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares
of
Taro Pharmaceutical Industries Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated as of June 30, 2008, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Alkaloida Chemical Company Exclusive Group Ltd. (“Purchaser”), a Hungarian company and a subsidiary of Sun Pharmaceutical Industries Ltd. (“Sun”), an Indian company, to purchase all the Ordinary Shares, nominal (par) value NIS 0.0001 per share (“Ordinary Shares”), of Taro Pharmaceutical Industries Ltd. (the “Company”), an Israeli corporation, that are issued and outstanding.

This will instruct you to tender the number of Ordinary Shares indicated below (or, if no number is indicated below, all Ordinary Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:   , 200

Number of Ordinary Shares
To Be Tendered:

  Ordinary Shares(1)

SIGN HERE

Signature(s)

Please type or print names(s)

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Area Code and Telephone Number

Taxpayer Identification or Social Security Number

(1) Unless otherwise indicated, it will be assumed that all Ordinary Shares held by us for your account are to be tendered.

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